EXHIBIT 99
CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com	CLIENT: CONTACT:	WILSHIRE BANCORP, INC. Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com
NEWS RELEASE

WILSHIRE BANCORP CLOSES LIBERTY BANK OF NEW YORK ACQUISITION;
ADDS TWO BRANCHES IN PRIME MARKET

Los Angeles, Calif. - May 22, 2006 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, today announced the completion of its acquisition of Liberty Bank of New York, with about $60 million in assets and two branches in New York City. The transaction was approved by the applicable banking regulatory bodies prior to the closing. Wilshire now operates full-service branches in Manhattan and Flushing.

“We have operated a loan production office in New York for nearly a year, and have had tremendous success in that dynamic market,” stated Soo Bong Min, President and CEO. “New York is a very diverse city with a huge multi-ethnic population. Combining our existing team of business lenders with the experienced staff of Liberty Bank should help us grow our business loan portfolio and core deposit base while better serving existing customers. This acquisition strengthens our foundation in a prime market and will serve as a springboard as we continue to grow our presence on the East Coast.”

Wilshire had total assets of $1.7 billion at the end of March 2006, prior to the closing of the acquisition. The transaction was valued at approximately $14.6 million, including 59% cash and 41% Wilshire Bancorp common stock.

Wilshire Bancorp and its Wilshire State Bank subsidiary have received significant other accolades for growth, performance and profitability. In January 2006, US Banker magazine named Wilshire Bancorp third in its All-Star Lineup - The Top 20 Banks of 2006, based on year-over-year return on equity. In September 2005, Fortune named Wilshire the 79th fastest-growing public company in the nation. A month earlier, US Banker ranked Wilshire 7th on its list of the Top 100 Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on their three-year ROE. In addition, Sandler O’Neill identified Wilshire as one of its Bank and Thrift Sm-All Stars in 2004 and 2005, among just 38 companies out of 573 with market capitalizations below $2 billion.

Headquartered in Los Angeles, Wilshire State Bank operates 18 branch offices in California, Texas and New York and eight Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta and Denver, and is an SBA preferred lender at all of its office locations. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and is subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Business Wire at 5:12 pm PDT on May 22, 2006.